UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 16, 2026

GENVOR INCORPORATED

 (Exact name of Registrant as specified in its Charter)

Nevada	000-56589	83-2054746
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

1550 W Horizon Ridge Pkwy, Ste R #3040

Henderson, NV 89012

(Address of Principal Executive Offices)

(715) 903-6473

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Effective April 16, 2026, Genvor Incorporated (the “Company”) entered into a securities purchase agreement (the “SPA”) with Evergreen Capital Management LLC (“Evergreen”), pursuant to which the Company sold, and Evergreen purchased, (i) a convertible promissory note in the aggregate principal amount of up to $800,000 (the “Note”), and (ii) warrants to purchase up to 600,000 shares of Company common stock (the “Warrants”), for an aggregate purchase price of up to $666,668 (the “Purchase Price”). The Purchase Price is to be paid in four tranches of $166,667 (each, a “Tranche”), with the first Tranche paid at the initial closing of the transaction, and the remaining three Tranches paid to the Company upon (i) the Company’s filing of a registration statement on Form S-1 registering for resale shares of Company common stock issuable upon conversion of the Note, and (ii) receiving comments from the United States Securities and Exchange Commission on that registration statement. Evergreen shall retain $10,000 from each Tranche to cover its legal fees and closing costs. The first Tranche was funded on April 16, 2026, and on that date, the Note and Warrants were issued to Evergreen.

The SPA includes customary representations, warranties and covenants by the Company and customary closing conditions. For each Tranche funded under the Note to the Company, the Note principal shall consist of $200,000 (up to an aggregate of $800,000 if all four Tranches are funded to the Company). The Note matures upon the earlier of (i) 9 months following the Issue Date set forth in the Note (April 15, 2026), or (ii) the listing of the Company’s common stock on a national securities exchange (an “Exchange Listing”), such as the Nasdaq Capital Market. The Note accrues interest at 10% per annum and is convertible into shares of the Company’s common stock at $1.00 per share, or 80% of the lowest volume-weighted average price during the 5 trading days preceding conversion upon the occurrence of any event of default; provided, however, that the holder may not convert the Note to the extent that such conversion would result in the holder’s beneficial ownership of the Company’s common stock being in excess of 4.99% of the Company’s issued and outstanding common stock. The Warrants only entitle the holder to purchase up to 300,000 shares initially, and upon the funding of the second Tranche under the Note, entitle the holder to purchase up to an additional 300,000 shares. The Warrants have a 5-year term, are exercisable on a cashless basis, and have an initial exercise price of $1.00, subject to adjustment so that the exercise price under the Warrants equals the applicable conversion price under the Note.

On April 16, 2026, the Company also entered into an Advisory Agreement (the “Advisory Agreement”) with Brio Advisory Group (the “Consultant”), pursuant to which the Consultant will provide the Company advisory services in connection with strategic initiatives, capitalization, financial and other planning, due diligence, financing efforts, and an Exchange Listing, and the Company will issue to the Consultant shares of preferred stock which will be valued as follows: (i) $300,000 per Tranche ($1,200,000 in the aggregate if all four Tranches of funding under the Note are funded to the Company) at the time of the Exchange Listing, or (ii) if there is no Exchange Listing within one year of the date of the Advisory Agreement, that will convert into $300,000 of Company common stock per Tranche based on the 5-day average closing price at such time, but in no event at less than $1.00 per share.

The foregoing descriptions of the SPA, Note, Warrants, and Advisory Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of those agreements, copies of which are filed as Exhibits 10.1-10.4, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated April 15, 2026, between the Company and Evergreen Capital Management LLC *

10.2	Convertible Promissory Note, dated April 21, 2026, by the Company to Evergreen Capital Management LLC *

10.3	Common Share Purchase Warrant, dated April 15, 2026, by the Company to Evergreen Capital Management LLC *

10.4	Advisory Agreement, dated April 14, 2026, between the Company and Brio Advisory Group LLC *

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 22, 2026

GENVOR INCORPORATED

By: /s/ Chad Pawlak Name: Chad Pawlak Title: Chief Executive Officer